Exhibit 99.1

NEWS RELEASE

Media Inquiries	Investor Inquiries
Albe Zakes	Sam Gibbons
Vice President, Corporate Communications	Vice President, Investor Relations
albezakes@vireohealth.com	samgibbons@vireohealth.com
(267) 221-4800	(612) 314-8995

FOR IMMEDIATE RELEASE

MONDAY, JANUARY 18, 2021

Vireo Health Appoints Victor E. Mancebo to Board of Directors

MINNEAPOLIS – JANUARY 18, 2021 – Vireo Health International Inc., ("Vireo" or the "Company”) (CNSX: VREO, OTCQX: VREOF), the leading physician-founded, science-focused multi-state cannabis company, today announced the appointment of Victor E. Mancebo to its Board of Directors. As Director, Mr. Mancebo will serve as an advisor to Chairman & Chief Executive Officer Dr. Kyle Kingsley as well as the Company’s executive leadership team.

Mr. Mancebo previously served as the President and Chief Executive Officer of Liberty Health Sciences, Inc. (CSE: LHS) (OTCCQX: LHSIF), a profitable vertically integrated cannabis company with 29 dispensaries and a 250,000 SQFT. production facility housed in 387 acres in Florida, which has served over 100,000 patients to date. He has nearly 20 years of experience in a variety of operational, retail, and agricultural leadership roles and is a graduate of Florida International University. Mr. Mancebo also holds a Master Black Belt in Six Sigma.

“We are delighted to welcome an accomplished leader like Victor to our Board of Directors. His track record of driving growth within the cannabis industry will be invaluable to Vireo as we continue scaling our operations nationwide,” said Dr. Kingsley. “As a board member, Victor’s contributions will help us maintain a culture of continuous improvement in our operations as we continue to expand our retail stores and manufacturing facilities.”

“I am thrilled to join Vireo’s Board of Directors at such an exciting time in the Company’s history,” said Mr. Mancebo. “Dr. Kingsley leads an impressive team of scientific, operational and cultivation experts creating best-in-class cannabis products and customer experience. Vireo possesses a remarkable portfolio of licenses, intellectual property, and retail locations across the nation. I am impressed by leadership’s strategic vision for the company and I look forward to helping the Company achieve those goals.”

About Vireo Health International, Inc.

Vireo Health International, Inc. is a physician-led cannabis company focused on bringing the best of technology, science, and engineering to the cannabis industry. Vireo manufactures proprietary, branded cannabis products in environmentally-friendly, state-of-the-art greenhouses and other facilities and distributes its products through its growing network of Green Goods™ retail locations and third-party dispensaries. Vireo's team of more than 400 employees, led by scientists, engineers, and cultivation experts, is focused on efficiency and the creation of best-in-class products, while driving scientific innovation within the cannabis industry and developing meaningful intellectual property. Today, Vireo is licensed to grow and/or process cannabis in seven markets. The Company is operational in five of those markets – including the core markets of Arizona, Maryland, Minnesota, New Mexico, and New York. The Company holds 29 total retail dispensary licenses, of which 16 are currently open for business. For more information about Vireo Health, please visit www.vireohealth.com.